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                                                                    EXHIBIT 10.1

                                    AGREEMENT

         This Agreement ("Agreement") is made and entered into as of this 10th day of November, 2004, by and between BURNARD K. MCHONE (hereinafter referred to as the "Executive") and ILLINI CORPORATION (hereinafter referred to as the "Company").

                                    RECITALS

         A. The Company is the parent corporation of Illini Bank and Farmers State Bank of Camp Point (the "Banks").

         B. The Executive and the Company are parties to a Management Continuity Agreement.

         C. The Executive desires to resign from all positions he has with the Company and the Banks and its and their affiliated companies (the "Affiliates").

         D. Satisfaction of this Agreement shall fully satisfy the obligations of the Company and the Executive under the Employment Agreement and any and all contracts, benefit plans, employment policies, perquisites and programs of the Company and the Banks.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the recitals and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1. TERMINATION OF EMPLOYMENT AND DUTIES. The parties agree that as of the date of this agreement through December 31, 2004, the Executive's only duties shall be as an advisor to the Company and the Banks. The Executive, effective as of the date of this agreement, hereby relinquishes his titles as President and Chief Executive Officer of the Company and the Executive also hereby resigns from all other positions, including all Board of Directors positions, he has with the Company and the Banks and any Affiliates. Effective January 1, 2005 the Executive shall resign as an employee of the Company and the Banks.

SECTION 2. PAYMENTS TO EXECUTIVE. In satisfaction of Company's obligations under the Employment Agreement and the Company's and the Bank's and any Affiliates obligations under any and all contracts, employee benefit plans, employment policies, perquisites and programs of the Company and the Banks and any Affiliates and as consideration for the promises made in this Agreement, including the waivers and releases provided for in Section 9 of this Agreement, the Company shall pay Executive the following amounts and provide him with the following benefits:

                  (a) The Executive shall be paid One hundred thirty-five thousand and no/100 dollars ($135,000.00) on or about January 1, 2005;



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                  (b) The Executive shall be paid One hundred thirty-five
thousand and no/100 dollars ($135,000.00) on or about January 1, 2006;

                  (c) The Executive shall be entitled to participate in the Banks' health insurance coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA Continuation Coverage"). In the event of such election, the Executive shall pay all premiums applicable to such COBRA Continuation Coverage.

         Executive acknowledges and agrees:

                           (i) All payments to be made to Executive shall be subject to all withholding requirements imposed by state and federal law.

                           (ii) The Executive expressly agrees, understands, and acknowledges that the payments and benefits provided the Executive under this
                                    Section 2 constitute an amount in excess of that to which an employee otherwise terminating his employment with the Company or the Banks or the Affiliates would be entitled to receive. The Executive acknowledges that the above payments and benefits are being provided as consideration for the Executive's entering into this Agreement, including the release of claims and waiver of rights provided for in Section 9.

                  (d) The following are additional items that the Executive shall receive:

                           (i)      From the date of this agreement the
                                    Executive shall receive a salary as an
                                    advisor at the annual rate of $135,000.00 per year pro-rated through December 31, 2004.

                           (ii) 401(k) matching contribution into the Executive's retirement fund from the Company based on that portion of the year the Executive worked for the Company.

                           (iii) Payment for any un-reimbursed employee expenses due the Executive.

                           (iv)     Cooperation of the Company in the
                                    Executive's obtaining life insurance
                                    coverage, at the Executive's cost, through the Life Insurance Company which currently has a policy on the Executive's life through the Company.

                           (v) An accounting of all shares of stock the Executive presently owns in the Company or any of its affiliates.


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                           (vi)     Any additional items owed to the Executive
                                    at time the Executive ceases employment
                                    including all amounts due under deferred compensation plans which remain unpaid. Four percent (4%) accrued interest shall be paid to Executive from the date any deferred compensation was approved to the date of its actual payment.

SECTION 3. CONDUCT. The Executive shall not make any false or disparaging statements concerning the Company or the Banks or the Affiliates or its management.

SECTION 4. COOPERATION. The Executive agrees that he shall cooperate and provide such assistance to the Company and the Banks as the Company may reasonable request in conjunction with litigation concerning matters arising out of Executive's employment with the Company. The Executive shall be paid a fee for his preparation and possible testimony at the same hourly rate as an expert witness would be paid for this type of testimony. The Executive shall also be reimbursed for all reasonable out-of-pocket expenses incurred.

SECTION 5. NON SOLICITATIONS & NONDISCLOSURE.

                  (a) The Executive recognizes and acknowledges that he has knowledge of current customers of the Company and the Banks and he agrees not to contact or in any way solicit these customers for a period of time lasting until December 31, 2006.

                  (b) Until December 31, 2006 the Executive will not directly or indirectly, offer employment to or employ any person who is presently an officer, employee or agent of the Company or the Banks or the Affiliates or one who becomes an officer, employee or agent of the Company or the Banks or the Affiliates within six (6) months of the date hereof. Nothing in this Agreement, however, shall prevent the Executive from providing to a third party an oral or written recommendation or an evaluation of an officer, employee or agent of the Company or the Banks or the Affiliates.

                  (c) The Executive shall have the right to notify customers , which the Executive has had dealings as originator and/or account officer, that he is no longer employed by the Company. This notification shall not be deemed as a solicitation.

SECTION 6. PAYMENT EQUALIZATION. Notwithstanding anything to the contrary herein, should the Executive collect or receive unemployment compensation under any state or federal unemployment compensation law at any time during the period payments are being made under Section 2(a) of this Agreement, then in such even:
(a) the Executive shall provide prompt written notice to the Company of the foregoing, and (b) the payments which the Executive is entitled to receive under
Section 2(a) shall be reduced by the amount of unemployment compensation collected or received by the Executive. The Company shall apply such reductions ratably against each installment payment due to the Executive under Section 2(a) to reflect the amount of unemployment compensation collected or received by the Executive during each applicable installment period.



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SECTION 7. RELEASE OF CLAIMS AND WAIVER OF RIGHTS.

                  (a) The Company, on its behalf and on behalf of the Banks and the Affiliates, hereby releases and forever discharges the Executive, and his heirs, personal representatives and assigns, of and from all liability, claims and demands arising out of his employment with, and services as director of, the Company; the Banks and the Affiliates.

                  (b) The Executive hereby releases and forever discharges the Company and the Banks and the Affiliates, and all of their respective present and former officers, directors, shareholders, agents, employees, servants, representatives, predecessors, successors and assigns from any and all known or unknown grievances, disputes, actions, causes of action, claims of appointment, employment, reemployment or reinstatement, claims at law or in equity, or sounding in contract (including breach of express or implied employment contract), tort (including breach of fiduciary duty), arising under the common law, any federal, state or local statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C.
Section 2000e et seq.), the Age Discrimination in Employment Act, as amended (29 U.S.C Section 621 et seq.), the Illinois Human Rights Act (775 ILCS 5/1-101 et seq.), the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.), the Equal Pay Act (29 U.S.C. Section 206 et seq.), the Family and Medical Leave Act (29 U.S.C. Section 2601 et seq.), the Fair Labor Standards Act of 1938 (29 U.S.C. Section 201 et seq.) and any other federal, state or local law dealing with payment of wages, minimum wage, overtime or equal pay, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C Section 1001 et seq.), and any and all actions, charges, complaints or allegations which have been or could in the future be filed with the Illinois Department of Human Rights, the Illinois Human Rights Commission, the United States Equal Employment Opportunity Commission, the National Labor Relations Board, and any other local, state or federal administration agency, which arise out of, or are connected with, in any way, the Employment Agreement, and any and all other contracts, agreements, employee benefit plans, employment policies, perquisites and programs of the Company or the Banks or the Affiliates, or any other matters relating to the employment of the Executive with the Company or the Banks or the Affiliates, including his separation therefrom.

SECTION 8. REPRESENTATION BY EXECUTIVE. The Executive represents and warrants that the Executive is legally competent to execute this Agreement and that the Executive has not relied on any statements or explanations made by the Company or its attorneys. Moreover, the Executive hereby acknowledges that Executive has been afforded the opportunity to and has been advised by legal counsel regarding the terms of this Agreement, including the agreements set forth in Section 4 and
Section 5 of this Agreement and the release of all claims and waiver of rights set forth in Section 7 of this Agreement. The Executive acknowledges that the Executive has been offered the opportunity to take twenty-one (21) days to consider this Agreement. After having been so advised, and without coercion of any kind, the Executive freely, knowingly, and voluntarily enters into this Agreement. The Executive further acknowledges that the Executive may revoke this Agreement within seven (7) days after execution and further understands that this Agreement shall not become effective or enforceable until seven (7) days after execution. Any revocation must be in writing and directed to Illini Corporation, P.O. Box 13257, 3200 West Iles Avenue, Springfield, Illinois 62707,
Attention: Chairman of the Board. If sent by mail, any


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revocation must be postmarked within the 7-day period and sent by certified mail return receipt requested.

         The Executive further acknowledges that the Company would not have entered into this Agreement but for the agreement of the Executive to be bound by the agreements contained in Section 4 and Section 5 of this Agreement and that the agreements contained in Section 4 and Section 5 of this Agreement are essential elements of this Agreement and form an integral and immeasurably significant and important portion of the consideration to be received by the Company in consideration for the Company having entered into this Agreement with the Executive.

SECTION 9. NON-WAIVER. Any waiver of a breach of this Agreement by the Executive or the Company shall not be construed or operate as a waiver of any subsequent breach by the Executive or the Company, as the case may be, of the same or of any other provision of this Agreement.

SECTION 10. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties and supercedes all prior agreements and shall be final and binding as to all claims that have been or could have been advanced on behalf of the Executive or the Company pursuant to any cause of action arising out of or related in any way to the Executive's employment with the Company or the Banks or the Affiliates and termination of that employment.

SECTION 11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois.

SECTION 12. HEIRS, SUCCESSORS AND ASSIGNS. This Agreement and the rights and obligations hereunder shall be binding on, and shall inure to the benefit of, the estate, heirs, executors, personal representatives and assigns of the Executive, and the successors and assigns of the Company.

SECTION 13. INDEMNIFICATION. The Company irrevocably covenants, promises and agrees to indemnify Executive and to hold him harmless from and against all losses, claims, expenses, suits, demands, damage or liabilities, joint or several, of whatever kind or nature which could possibly arise out of Executive's employment with the Company, the Banks and the Affiliates, including without limitation in each case shall also pay all of Executive's attorney's fees, costs and expenses incurred in defending against or enforcing any such losses, claims, expenses, damages, suits or liabilities.



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         IN WITNESS WHEREOF, the undersigned have set their hands this day and year first above written.

ILLINI CORPORATION                      EXECUTIVE

By:  /s/ Thomas A. Black                  /s/ Burnard K. McHone
    ---------------------------         ----------------------------------------
         Chairman of the Board          Burnard K. McHone

ATTEST:                                 ATTEST:
  /s/ Lori Farris                         /s/ Lori Farris
-------------------------------         ----------------------------------------

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